UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Saks Incorporated

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750 Lakeshore Parkway

Birmingham, Alabama 35211

May 1, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 1:00 p.m. Eastern Time, on Wednesday, June 7, 2006, at The Ritz-Carlton Buckhead located at 3434 Peachtree Road, Atlanta, Georgia 30326.

The notice of the meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Your vote is very important. We ask that you vote over the Internet or by telephone or return your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

R. Brad Martin
Chairman of the Board

750 Lakeshore Parkway

Birmingham, Alabama 35211

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of the Shareholders of Saks Incorporated (the “Company”) will be held at 1:00 p.m. Eastern Time, on Wednesday, June 7, 2006, at The Ritz-Carlton Buckhead located at 3434 Peachtree Road, Atlanta, Georgia 30326, for the following purposes:

1. To elect five Directors to hold office for the term specified or until their respective successors have been elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending February 3, 2007;

3. To vote on a shareholder proposal concerning cumulative voting for the election of Directors; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 3, 2006 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

Julia Bentley

Secretary

May 1, 2006

Whether or not you intend to be present at the meeting, you are urged to vote over the Internet, by telephone, or to mark, sign, and date the enclosed proxy card and return it promptly in the envelope provided. Please see the proxy card for procedures and instructions for Internet and telephone voting.

PROXY STATEMENT

Information Concerning the Solicitation

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the “Annual Meeting”) of Saks Incorporated, a Tennessee corporation (the “Company”), to be held on June 7, 2006.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Directors, officers, and employees of the Company may solicit proxies by telephone, Internet, telecopier, mail, or personal contact. In addition, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to assist with the solicitation of proxies for a fee not to exceed $11,500, plus reimbursement for out-of-pocket expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company’s expense to their principals. The proxy materials are first being mailed to shareholders on or about May 1, 2006.

Shareholders whose shares are registered in their own name may vote over the Internet, by telephone, or by signing and returning a proxy in the enclosed form. Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. A shareholder has the power to revoke the proxy at any time before the shares subject to it are voted by (i) returning a later-dated proxy, (ii) entering a new vote by telephone or on the Internet, (iii) delivering written notice of revocation to the Company’s Secretary, or (iv) voting in person by ballot at the Annual Meeting. If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions.

If you properly complete your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct. In the event you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of the five Director nominees (Item 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2007 (“2006”) (Item 2), and AGAINST the proposal regarding cumulative voting that was submitted by a shareholder (Item 3).

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock of the Company (“Common Stock”) entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not have discretionary voting power with respect to the proposal submitted by the shareholder.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the other proposals. All matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action. As such, abstentions and broker non-votes will have no effect on the outcome of such matters.

Outstanding Voting Securities

Only shareholders of record at the close of business on April 3, 2006 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 136,125,619 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each Director, the executive officers named in the Summary Compensation Table under the heading “Executive Compensation,” and all Directors and executive officers of the Company as a group as of April 3, 2006. Except as otherwise noted, each of the persons named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. The table also includes the beneficial owners as of April 3, 2006 (unless otherwise noted) of more than 5% of the outstanding Common Stock who are known to the Company.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Stanton J. Bluestone	226,369		*
Robert B. Carter	9,000		*
James A. Coggin	617,562		*
Douglas E. Coltharp	240,665		*
Ronald de Waal	4,135,413		3.04%
Julius W. Erving	93,289		*
Michael S. Gross	83,335		*
Charles J. Hansen	94,079		*
Donald E. Hess	544,613	(2)	*
R. Brad Martin	4,361,994	(3)	3.17%
Nora P. McAniff	15,023		*
C. Warren Neel	98,179		*
Stephen I. Sadove	1,874,178		1.36%
Marguerite W. Sallee	43,193		*
Christopher J. Stadler	32,401		*
Kevin G. Wills	117,950		*

All Directors and Executive Officers as a group (18 persons)	12,762,606		9.10%

5% Owners:
Deutsche Bank AG	7,307,990	(4)(5)	5.37%
Inmobiliaria Carso, S.A. de C.V.	18,050,000	(4)(6)	13.26%
Southeastern Asset Management, Inc.	14,925,200	(4)(7)	10.96%

*	Owns less than 1% of the total outstanding shares of Common Stock.
(1)	Includes (a) shares that the following persons have a right to acquire within sixty days after April 3, 2006 through the exercise of stock options and (b) shares of restricted stock (including performance shares) for which the restrictions have not lapsed: Mr. Bluestone (195,459; 4,000), Mr. Carter (0; 8,000), Mr. Coggin (389,772; 123,334), Mr. Coltharp (87,899; 112,084), Mr. de Waal (54,022; 8,000), Mr. Erving (54,245; 4,200), Mr. Gross (56,487; 4,000), Mr. Hansen (28,044; 59,584), Mr. Hess (46,399; 4,000), Mr. Martin (1,630,607; 438,750), Ms. McAniff (6,053; 5,400), Dr. Neel (66,914; 4,000), Mr. Sadove (1,339,969; 125,600), Ms. Sallee (24,657; 4,200), Mr. Stadler (12,777; 5,200), Mr. Wills (30,198; 76,250), and all Directors and executive officers as a group (4,104,398; 1,026,734).
(2)	Includes 206,902 shares held by Mr. Hess as trustee or co-trustee for his children. Does not include: (a) 14,660 shares held by his wife as co-trustee for one of their children or (b) 53,856 shares held by another individual as trustee for Mr. Hess’s children.
(3)	Includes: (a) 2,175 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (b) 100,000 shares held by Mr. Martin as trustee or co-trustee for his children and (b) 35,310 shares owned by the Martin Family Foundation.

(4)	Information relating to the beneficial owner of Common Stock (and any related entity or person) is as of December 31, 2005 and was obtained from Schedule 13Gs or Schedule 13G/As filed with the SEC as follows: (a) on January 27, 2006 for Deutsche Bank AG; (b) on February 10, 2006 for Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit (collectively “the Slim family”)(see Note 5)); and (c) on February 10, 2006 for Southeastern Asset Management, Inc. (“Southeastern”).
(5)	The principal business address for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.
(6)	Inmobiliaria beneficially owns directly 18,050,000 shares. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of the 18,050,000 shares beneficially owned directly by Inmobiliaria. The principal business address for each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.
(7)	Southeastern is an investment adviser registered under the Investment Advisers Act of 1940. These shares of Common Stock are held by one or more of Southeastern’s clients. Pursuant to investment advisory agreements with its clients, Southeastern has sole voting power over 11,982,300 shares, sole investment power over 14,925,200 shares, and shared voting power and shared investment power over 119,600 of the shares. Southeastern disclaims beneficial ownership of all of these shares. Southeastern’s address is 6410 Poplar Avenue, Memphis, Tennessee.

The Company strongly encourages its senior executives and Directors to hold a personally meaningful equity interest in the Company, and stock ownership guidelines have been established for Directors. The Company believes such ownership aligns the interests of management, Directors, and shareholders.

ELECTION OF DIRECTORS

(Item No. 1)

The Company’s Amended and Restated Charter provides that the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire at the annual meetings of shareholders in 2007, 2008, and 2006, respectively. The Board of Directors proposes the re-election of five Class III Directors: Ronald de Waal, R. Brad Martin, C. Warren Neel, Marguerite W. Sallee, and Christopher J. Stadler.

The five Class III Directors standing for re-election, together with the seven Directors whose terms continue after the Annual Meeting, will comprise the Board of Directors. Each Director will hold office for the term specified and until the Director’s successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the enclosed proxy card intend to vote for the election of Messrs. de Waal, Martin, Neel, and Stadler and Ms. Sallee as Class III Directors. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the Board of Directors.

The Board of Directors’ current policy is that no Director will be nominated by the Board to stand for re-election after reaching age 72, although the Board may determine, in special circumstances, that this policy should not apply with respect to any particular Director.

The Company’s bylaws require that Directors who are not officers of the Company must submit to the Board a letter of resignation upon any change in the Director’s principal business or other activity in which the Director was engaged at the time of the Director’s election. The Board’s Corporate Governance Committee will review the letter of resignation and make a recommendation, based on all of the relevant facts and circumstances (including the needs of the Board), as to whether the Board should accept the Director’s resignation.

We have provided below information about the nominees and other Directors. The business associations shown have continued for more than five years unless otherwise noted.

Name, Principal Occupation, and Directorships	Age	Director Since
NOMINEES FOR DIRECTOR:

Class III (terms expiring in 2009):

Ronald de Waal	54	1985
Vice Chairman of the Company’s Board of Directors. Chairman of WE International, B.V., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France. Mr. de Waal serves on the Board of Directors of Post Properties Inc.

R. Brad Martin	54	1984
Chairman of the Board of the Company since 1987. Mr. Martin also served as Chief Executive Officer of the Company from 1989 until January 2006. Mr. Martin serves on the Boards of Directors of First Horizon Corporation and Harrah’s Entertainment, Inc.

C. Warren Neel	67	1987
Executive Director of the Center for Corporate Governance at the University of Tennessee, Knoxville, since February 2003. Dr. Neel served as Commissioner of Finance and Administration for the State of Tennessee from July 2000 to January 2003. He served as the Dean of the College of Business Administration at the University of Tennessee, Knoxville, from 1977 until June 2000. Dr. Neel serves on the Board of Directors of Healthways, Inc.

Marguerite W. Sallee	60	1996
Since October 2004, President and Chief Executive Officer of America’s Promise—The Alliance for Youth, a not-for-profit organization founded in 1997 by General Colin Powell to make children and youth a national priority. She served as Staff Director, Senate Subcommittee on Children and Families between April 2003 and September 2004; as President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from September 2001 to March 2003; and as President and Chief Executive Officer of Frontline Group, Inc., an employee training company, from July 1999 to August 2001. Ms. Sallee is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions.

Christopher J. Stadler	41	2000
Managing Director, Head of Corporate Investment North America of Investcorp International, Inc., an investment company. Mr. Stadler serves on the Boards of Directors of American Tire Distributors, Inc. and Werner Co.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE ABOVE-LISTED NOMINEES.

CONTINUING DIRECTORS:

Class I (terms expiring in 2007):

Stanton J. Bluestone	71	1998
Chairman of the Carson Pirie Scott group of the Company from February 1998 until his retirement in January 1999. Mr. Bluestone served as Chairman and Chief Executive Officer of Carson Pirie Scott & Co. (“CPS”) between March 1996 and January 1998. Prior to that, Mr. Bluestone held other executive positions with CPS.

Robert B. Carter	46	2004
Executive Vice President and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support, and supply chain services.

Name, Principal Occupation, and Directorships	Age	Director Since

Julius W. Erving	56	1997
President of the Erving Group, a private management company. Mr. Erving also served as Executive Vice President of RDV Sports, a sports management company, between September 1997 and June 2003. Mr. Erving serves on the Board of Directors of Fusion Telecommunications International, Inc.

Donald E. Hess	57	1996
Chief Executive Officer of Southwood Partners, a private investment company, and Chairman Emeritus of Parisian. Mr. Hess served as Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997 and served as President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997.

Class II (terms expiring in 2008):

Michael S. Gross	44	1994
Chairman of the Board of Apollo Investment Corporation, a business development company which he founded, since February 2004. Mr. Gross served as Chief Executive Officer of Apollo Investment Corporation from February 2004 until February 2006. Founder of and Partner in Apollo Management, L.P., an investment firm, since 1990. He also serves on the Board of Directors of United Rentals, Inc.

Nora P. McAniff	47	2002
Chief Operating Officer of Time, Inc., a magazine publisher, since December 2005. Ms. McAniff served as Executive Vice President of Time, Inc. between September 2002 and December 2005. She served as Group President of the People Magazine Group of Time, Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001.

Stephen I. Sadove	54	1998
Chief Executive Officer of the Company since January 2006. Mr. Sadove served as Vice Chairman of the Company from January 2002 until March 2004 and Vice Chairman and Chief Operating Officer of the Company between March 2004 and January 2006. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional, and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the Board of Directors of Ruby Tuesday, Inc. and the Board of Trustees of Equity Office Properties Trust.

Further Information Concerning Directors

Directors’ Fees

Each Director who is not employed by the Company receives an annual fee of $30,000, $2,000 for attendance at each board meeting, and $1,000 for attendance at each meeting of a committee of which the Director is a member (and $750 for participation by telephone in a board or committee meeting). The Audit Committee Chairperson receives an additional annual fee of $7,500, the Human Resources and Compensation Committee Chairperson receives an additional annual fee of $5,000, and each of the Finance and Corporate Governance Chairpersons receives an additional annual fee of $2,500. Robert B. Carter, a member of the Board of Directors, serves as a member of the Special Litigation Committee, which was appointed by the Board of Directors on April 29, 2005 to determine whether three shareholder derivative actions are in the Company’s best interests. During the fiscal year ended January 28, 2006 (“2005”) the Company paid Mr. Carter $30,000 for his services as a member of the Special Litigation Committee. Directors are reimbursed for expenses in connection with their services as Directors of the Company. Directors not employed by the Company may elect to receive fees in cash or to participate in the Company’s Deferred Compensation Plan.

Upon initial election or appointment to the Board each non-employee Director is awarded 5,000 shares of restricted stock. The restriction period is ten years, with 10% lapsing on each anniversary date of the award. The restrictions will fully lapse on the earlier of the tenth anniversary of the grant date or upon retirement. Immediately following each annual meeting of shareholders, each non-employee Director is awarded 2,000 shares of restricted stock, and the Company’s Vice Chairman of the Board receives an additional annual award of 2,000 shares of restricted stock. Restrictions on these annual awards of stock lapse upon retirement or resignation from the Board. Directors may elect to defer awards of restricted stock into the Company’s Deferred Compensation Plan. All restricted stock awards to Directors are made under the Saks Incorporated 2004 Long-Term Incentive Plan (the “2004 Plan”).

Board Practices

The Board met sixteen times during 2005. At each regular Board meeting, the non-employee Directors also meet separately with Messrs. Martin and Sadove and then without them. The Vice Chairman of the Board and Chairman of the Corporate Governance Committee, Ronald de Waal, presides over the non-employee Director sessions.

The Company’s Board of Directors has adopted Corporate Governance Guidelines. The Company’s Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code”) in compliance with New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) standards. The Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, other employees of the Company, and members of the Board must comply with the Code. The Code and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to Charles J. Hansen, the Company’s Executive Vice President and General Counsel, at 750 Lakeshore Parkway, Birmingham, Alabama 35211. Waivers of the policies and procedures set forth in the Code will be disclosed by means of an appropriate statement on www.saksincorporated.com.

The Board reviews its own performance annually and routinely reviews and plans for succession of the Company’s executive team.

Director Independence

Under the Company’s Corporate Governance Guidelines, a significant majority of the Board should be composed of Independent Directors as those terms are defined in the NYSE rules. The Board of Directors has adopted categorical independence standards that supplement the NYSE listing standards. Under these standards, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and (ii) a director will not be independent if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•	The director or an immediate family member of the director received during any 12 month period within the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•	The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A member of director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•	The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•	A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•	The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board has reviewed all relationships between each of Stanton J. Bluestone, Robert B. Carter, Ronald de Waal, Julius W. Erving, Michael S. Gross, Donald E. Hess, Nora P. McAniff, C. Warren Neel, Marguerite W. Sallee, and Christopher J. Stadler, comprising all of the non-employee directors, and the Company has affirmatively determined that none of the non-employee directors has a material relationship with the Company directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. The Board has also concluded that none of them has any of the disqualifying relationships identified above. Consequently, the Board has determined that all of the non-employee directors are independent within the meaning of the NYSE rules and the Board’s categorical standards.

Board Committees

The Board of Directors has established Audit, Human Resources and Compensation, Corporate Governance, and Finance Committees. The Board has determined that all members of the Audit, Human Resources and Compensation, and Corporate Governance Committees are independent within the meaning of the rules of the NYSE and the Board’s categorical standards. All members of the Audit Committee satisfy the heightened standard for audit committee independence provided in the SEC rules.

The Board of Directors has adopted written charters for the Audit, Human Resources and Compensation, and Corporate Governance Committees that meet the requirements of the NYSE rules. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to Charles J. Hansen, the Company’s Executive Vice President and General Counsel, at 750 Lakeshore Parkway, Birmingham, Alabama 35211. Each committee conducts an annual performance appraisal of itself.

The Board and each of its Committees has access, at the Company’s expense, to outside accounting, legal, corporate governance, and other advisors as and when Board or Committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee includes C. Warren Neel (Chair), Stanton J. Bluestone, Michael S. Gross, and Marguerite W. Sallee. The Committee met nineteen times during 2005. The purpose of the Committee is to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent registered public accounting firm, and (d) the performance of the Company’s internal auditors and the independent registered public accounting firm; and (ii) prepare the report of the Committee required to be included in the Company’s annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

The Board of Directors has determined that C. Warren Neel and Michael Gross each is an “audit committee financial expert” as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board of Directors considered, among other things, their relevant experience as described under “Election of Directors.”

Human Resources and Compensation Committee

The Human Resources and Compensation Committee includes Christopher J. Stadler (Chair), Robert B. Carter, Julius W. Erving, Donald E. Hess, and Nora P. McAniff. The Committee met nine times during 2005. The primary purpose of the Committee is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers; (ii) review and recommend to the Board human resource plans, policies, and programs, as well as approve individual executive officer compensation intended to attract, motivate, retain, and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders; and (iii) provide oversight of the Company’s leadership development and succession processes and to assist the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer.

Corporate Governance Committee

The Corporate Governance Committee includes Ronald de Waal (Chair), Robert B. Carter, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler. The Committee met one time during 2005. The primary purpose of the Committee is to (i) identify, evaluate, and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Committee also makes recommendations with respect to shareholder proposals.

The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources. Board candidates must possess personal and business integrity, accountability, informed judgment, business literacy, and high performance standards and be able to contribute knowledge, experience, and skills in at least one of the following core competencies: accounting and finance, management, marketing, industry knowledge, leadership, or strategy.

The Committee also considers any nominees for Director recommended by shareholders. The Committee will apply the same standards in considering Director candidates recommended by shareholders as it applies to other candidates. Shareholders wishing to recommend to the Committee a nominee should write to the Committee c/o the Corporate Secretary at 115 N. Calderwood Street, Alcoa, Tennessee 37701. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under the Company’s bylaws if the shareholder were nominating that candidate directly, which information requirements are described in this Proxy Statement under the heading “Shareholders’ Proposals or Nominations for 2007 Annual Meeting.”

Finance Committee

The Finance Committee includes Donald E. Hess (Chair), Ronald de Waal, Michael S. Gross, and Christopher J. Stadler. The Committee met four times during 2005. The Committee: (i) ensures the capital structure of the Company is consistent with the long-term value-creating strategy of the Company, (ii) advises management on specific elements of its capital structure strategy, and (iii) approves, based on authority delegated from the Board of Directors, or recommends to the Board of Directors for approval, specific terms and parameters of certain financing transactions.

Meeting Attendance

The Board expects that all Directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the Director serves. Any Director who attends less than 75% of board and committee meetings in a fiscal year is required to provide a written explanation to the Board’s Corporate Governance Committee immediately following the fiscal year end. If the Committee finds the explanation inadequate, the Director will submit a letter of resignation to the Committee, which will determine, based on all relevant facts and circumstances (including the needs of the Board), whether to recommend to the Board that it should accept the Director’s resignation.

Each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which such Director served during 2005, except for Julius W. Erving. The overall average percentage for Directors’ meeting attendance was 97%. Mr. Erving attended 68% of the board and committee meetings. Due to business and personal conflicts, he was unable to participate in four of 16 board meetings and in four of nine Human Resources and Compensation Committee meetings. He has submitted a written explanation of his attendance record to the Board’s Corporate Governance Committee, and the Committee deemed the explanation was adequate.

Directors are encouraged, but not required, to attend annual meetings of shareholders. Four individuals who were then serving as members of the Board of Directors (Messrs. Coggin, Hess, Martin, and Sadove) attended the Company’s December 2005 Annual Meeting.

Policy and Process Regarding Communications with the Board

The Board of Directors has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual Director, including Mr. de Waal, who presides over the non-employee Director sessions, or with the non-employee Directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Corporate Secretary at 115 N. Calderwood Street, Alcoa, TN 37701. The Corporate Secretary, with the advice of the Company’s General Counsel, will have discretion to determine whether shareholder communications are proper for submission to the intended recipient. Examples of shareholder communications that would be considered presumptively inappropriate for submission include communications regarding the Company’s pricing of products or services, personal grievances, solicitations, communications that do not relate, directly or indirectly, to the Company, and communications that are duplicative of previously submitted communications or are frivolous in nature. Additional information concerning the Company’s process regarding communications with the Board may be found at www.saksincorporated.com.

Executive Compensation

Summary Compensation Table

The following table sets forth, for 2005 and the fiscal years ended January 29, 2005 (“2004”) and January 31, 2004 (“2003”), the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, to the two individuals who served as Chief Executive Officer during 2005 and to each of the other four most highly compensated individuals who were executive officers of the Company at the end of 2005. As used in this Proxy Statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards			All Other Compensation ($)(4)
Name & Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(3)		Securities Underlying Options Granted (#)
R. Brad Martin Chairman of the Board (1)	2005 2004 2003	1,076,249 1,050,000 1,050,000	265,219 0 1,077,500	127,971 83,970 94,162	(5) (6) (7)	3,008,550 7,357,250 651,000	(8,9) (10,11,12) (13)	— — —	4,580 5,125 11,050

Stephen I. Sadove (14) Chief Executive Officer (“CEO”)	2005 2004 2003	1,005,725 980,000 980,000	467,897 250,000 739,214	— 79,275 21,933	(15)	2,208,750 1,833,322 —	(8) (11,12)	— — —	4,229 5,125 7,250

James A. Coggin President and Chief Administrative Officer	2005 2004 2003	821,000 800,000 800,000	254,610 200,000 431,040	— 2,348 246,344	(16) (17)	1,060,200 566,625 —	(8) (11)	— — 158,362	4,218 5,197 349,471

Douglas E. Coltharp Executive Vice President and Chief Financial Officer	2005 2004 2003	615,750 587,500 550,000	79,550 0 237,050	— 4,313 226,251	(18) (17)	927,675 679,950 —	(8) (11)	— — 84,997	4,218 5,181 330,237

Charles J. Hansen Executive Vice President and General Counsel	2005 2004 2003	410,000 353,750 289,755	87,125 100,000 110,000	— 416 470	(19) (20)	662,625 169,988 128,000	(8) (11) (21)	— — 28,019	4,264 5,125 —

Kevin G. Wills (22) Executive Vice President of Finance and Chief Accounting Officer	2005	407,156	219,938	—		999,825	(8,23)	—	4,374

(1)	On January 9, 2006 Mr. Martin relinquished his position as Chief Executive Officer. He continues to serve as executive Chairman of the Board.
(2)	The 2005 performance objectives for Mr. Wills’s bonus were based on implementing and monitoring the Company’s internal controls and financial processes and procedures. The 2005 performance objectives for bonuses for the other Named Executive Officers were based on performance against profit targets and key corporate objectives.
(3)

As of January 27, 2006, the number and value (based on the January 27, 2006 closing price of $19.01) of shares of restricted stock (including performance shares) held by each of the Named Executive Officers were as follows: Mr. Martin, 495,000 shares ($9,409,950) of restricted stock (including 240,000 performance shares); Mr. Sadove, 202,000 shares ($3,840,020) of restricted stock (including 200,000 performance shares); Mr. Coggin, 138,334 shares ($2,629,729) of restricted stock (including 105,000 performance shares); Mr. Coltharp, 123,334 shares ($2,344,579) of restricted stock (including 90,000 performance shares), Mr. Hansen, 52,084 shares ($990,116) of restricted stock (including 48,750 performance shares), and Mr. Wills, 57,500 shares ($1,093,075) of restricted stock (including 37,500 performance shares). Dividends would be paid on the shares by crediting the dividend to a Company account for the holder of the shares. If the shares were to fully vest, the accrued dividend would be paid in cash to the holder of the shares. If a change in control or potential change in control were to occur, the shares held by the Named Executive Officers would vest in accordance with the terms of the Company’s stock incentive plans and Employment Agreements between the Company and the Named Executive Officers. See “Employment Agreements.” See Note 9 for information about 26,250 performance shares awarded to Mr. Martin in 2005 that were cancelled after the end of 2005 and Note 11 for information concerning other performance share awards that were cancelled after the end of 2005.

(4)	For 2005 includes (i) matching contributions under the Company’s 401(k) plan as follows: Mr. Martin, $4,580; Mr. Sadove, $4,229; Mr. Coggin, $4,218; Mr. Coltharp, $4,218; Mr. Hansen, $4,264; and Mr. Wills, $4,374.
(5)	Includes personal use of airplane valued at $127,971.
(6)	Includes (i) personal use of airplane valued at $42,673, (ii) Medicare taxes of $9,984 paid on restricted shares and (iii) $10,992 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(7)	Consists of reimbursement of (i) $28,642 for the cost of long-term disability insurance, (ii) Medicare taxes of $30,610 paid on restricted shares and (iii) $34,910 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(8)	Includes performance share awards. These awards are subject to future cancellation in whole or in part if the Company does not meet the applicable performance criteria. Maximum shares that can be earned are as follows: Mr. Martin, 125,000 shares ($2,208,750); Mr. Sadove, 125,000 shares ($2,208,750); Mr. Coggin, 60,000 shares ($1,060,200); Mr. Coltharp, 52,500 shares ($927,675); Mr. Hansen, 37,500 shares ($662,625); and Mr. Wills, 37,500 ($662,625). Shares were priced as of June 23, 2005 (grant date) and are valued at the closing price of $17.67.
(9)	Includes awards to Mr. Martin of (i) 5,000 shares of restricted stock, granted on September 27, 2005 and valued at $93,000 ($18.60 closing price), which will fully vest on September 27, 2008 if Mr. Martin has been continuously employed by the Company to that date; and (ii) 40,000 performance shares based on achievement of 2005 performance criteria, which were priced as of June 23, 2005, valued at $706,800 ($17.67 closing price), and will fully vest at the end of 2006. Of the 40,000 performance shares awarded, 26,250 were cancelled in 2006 and only 13,750 shares will fully vest if Mr. Martin has been continuously employed by the Company to the end of 2006. See “Report of the Human Resources and Compensation Committee of the Board of Directors on Executive Compensation—CEO Compensation.”
(10)	Includes an award to Mr. Martin of 5,000 shares of restricted stock, granted on May 1, 2004 and valued at $72,000 ($14.40 closing price), which fully vested on May 1, 2005.
(11)	Includes for the following Named Executive Officers performance share awards that were cancelled as the Company did not meet the performance measure for the awards: Mr. Martin, 75,000 shares ($1,113,250); Mr. Sadove, 75,000 shares ($1,113,250); Mr. Coggin, 45,000 shares ($679,950); Mr. Coltharp, 37,500 shares ($566,625); and Mr. Hansen, 11,250 shares ($169,988). Shares were priced as of June 16, 2004 (grant date) and were valued at the closing price of $15.11.
(12)	Includes awards made on June 8, 2004 to Messrs. Martin and Sadove of 400,000 and 46,667 performance shares, respectively, having a value of $6,172,000 and $720,072, respectively, based on the closing price of the Company’s Common Stock on June 8, 2004 (the date of grant) of $15.43. The award of 400,000 performance shares was in lieu of Mr. Martin’s rights to receive 1,387,867 “reload” stock options, which rights arose upon Mr. Martin’s exercise in November 2003 of stock options awarded to him in 1995, 2000, and 2001 to purchase a total of 1,806,262 shares of the Company’s Common Stock. The award of 46,667 performance shares was in lieu of Mr. Sadove’s rights to receive 153,193 “reload” stock options, which rights arose upon Mr. Sadove’s exercise in November 2003 of stock options awarded to him in 2000 and 2002 to purchase a total of 198,967 shares of the Company’s Common Stock. The performance share awards provided that they would vest if at any time during the period from and including June 16, 2005 to and including June 17, 2009 the average of the closing prices of the Company’s Common Stock on the New York Stock Exchange for twenty consecutive trading days was $17.50 or greater, and the awards vested in July 2005.

(13)	Awards to Mr. Martin of (i) 5,000 shares of restricted stock, priced as of May 1, 2003 and valued at $44,450 ($8.89 closing price), fully vested on May 1, 2004, and (ii) 35,000 shares of restricted stock based on achievement of 2003 performance criteria, which were priced as of April 1, 2004, valued at $606,550 ($17.33 closing price), and fully vested on April 1, 2005.
(14)	Mr. Sadove was appointed Chief Executive Officer on January 9, 2006. He served as Vice Chairman beginning January 2002 and Vice Chairman and Chief Operating Officer beginning March 2004 until January 9, 2006.
(15)	Includes (i) personal use of airplane valued at $28,224, (ii) Medicare taxes of $27,532 paid on restricted shares and (iii) $16,769 for an automobile lease.
(16)	Includes $2,348 for the portion of interest credited to deferred compensation account balances that exceeded 120% of the “long-term applicable federal rate” specified in Internal Revenue Code Section 1274(d).
(17)	Includes tax gross-up for forgiveness of loans to Messrs. Coggin and Coltharp of $233,978 and $218,551 respectively.
(18)	Consists of reimbursement of Medicare taxes of $4,313 paid on restricted shares.
(19)	Consists of reimbursement of Medicare taxes of $416 paid on restricted shares.
(20)	Consists of reimbursement of Medicare taxes of $470 paid on restricted shares.
(21)	Award to Mr. Hansen of 10,000 shares of restricted stock, priced as of September 2, 2003 and valued at $128,000 ($12.80 closing price).
(22)	Mr. Wills became Executive Vice President of Finance and Chief Accounting Officer on May 13, 2005.
(23)	Award to Mr. Wills of 20,000 shares of restricted stock, priced as of May 13, 2005 and valued at $337,200 ($16.86 closing price).

Stock Options

No stock options were granted under the Company’s incentive plans to the Named Executive Officers during 2005.

Stock Option Exercises and Holdings

The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held at the end of 2005. The following table does not reflect the effects of the declaration by the Company’s Board of Directors of a special one-time cash dividend of $4 per share of Common Stock payable on May 1, 2006 to shareholders of record on April 14, 2006. The Board of Directors has approved an antidilution adjustment to stock option awards outstanding at the close of business on May 1, 2006 (including the awards on the following table if outstanding on that date) to reflect the special cash dividend. The adjustment will affect the aggregate number of shares subject to outstanding stock option awards and the exercise prices for these stock option awards. The Company will not be able to calculate the adjustment until May 2, 2006, the “ex-dividend date” established by the New York Stock Exchange with respect to the special cash dividend.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1) Exercisable/Unexercisable
R. Brad Martin	296,693	2,704,831	1,630,607/15,565	5,750,039/109,733
Stephen I. Sadove	200,000	1,663,744	1,339,969/0	13,367,876/0
James A. Coggin	724,422	4,866,266	379,811/9,961	473,584/56,877
Douglas E. Coltharp	596,756	3,099,674	81,735/6,164	0/35,196
Charles J. Hansen	42,263	213,222	26,966/12,285	23,680/80,234
Kevin G. Wills	57,207	320,951	29,017/1,181	0/6,744

(1)	Represents the difference between the closing price of the Company’s Common Stock on January 28, 2006 ($19.01) and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information, for all plans approved and not approved by shareholders, as of January 28, 2006:

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,229,308	$14.71	9,930,598	(2)
Equity compensation plans not approved by security holders	4,519,674	$15.75	0

Total	7,748,982	$15.32	9,930,598

(1)	In connection with acquisition transactions, the Company assumed then-outstanding stock options previously granted to employees and directors of the acquired corporations. No additional grants or awards may be made under the plans pursuant to which these stock options were granted. As of January 28, 2006, the total number of shares of Common Stock to be issued upon exercise of these stock options was 651,061, and the weighted-average exercise price of these shares was $22.10. These shares are not included in the table.
(2)	This amount represents shares of Common Stock available for issuance under the 2004 Plan. Awards available for grant under the 2004 Plan include options, stock appreciation rights, restricted stock, performance units, and any combination of the foregoing awards.

As of April 3, 2006, there were (i) 136,125,619 shares of Common Stock issued and outstanding (including approximately 1,803,671 shares of restricted stock outstanding under the Company’s Amended and Restated 1994 Long-Term Incentive Plan (“the 1994 Plan”), the Company’s Amended and Restated Stock-Based Incentive Plan (“the 1997 Plan”), and the 2004 Plan), (ii) a total of approximately 7,579,340 shares of Common Stock subject to stock option awards outstanding under the 1994 Plan, the 1997 Plan, and plans assumed following acquisitions, with a weighted average exercise price of $16.24 and a weighted average remaining contractual life of 2.6 years, and (iii) a total of approximately 2,512,924 shares of Common Stock remaining available for future awards under the 2004 Plan.

On April 9, 1997, the Board of Directors approved the 1997 Plan to assist in attracting, retaining, and motivating employees and Directors. The Board amended the 1997 Plan several times. The exercise price for all outstanding options awarded under the 1997 Plan equals the fair market value of the Common Stock on the date of grant. Most options vest in five installments over four years and expire after seven or ten years. Unvested options generally are forfeited if the executive’s employment is terminated. In the event of a change in control or a potential change in control, the Board of Directors may accelerate awards under the 1997 Plan or provide that such awards be cashed out in connection with the transaction. As of January 28, 2006, under the 1997 Plan, there were (i) options outstanding to purchase 4,519,674 shares, (ii) 647,959 shares of restricted stock outstanding and unvested, and (iii) no shares remaining available for issuance.

Pension Plan

Charles J. Hansen is the only Named Executive Officer who participates in a defined benefit pension plan of the Company. During 2005, Mr. Hansen was a participant in a qualified defined benefit plan sponsored by the Company for specified current and former employees of the Company’s Carson Pirie Scott business (the “CPS Pension Plan”) and in a defined benefit supplemental executive retirement plan sponsored by the Company covering specified executives and former executives of the Company’s Carson Pirie Scott business (the “SERP”). At the end of 2005, Mr. Hansen’s combined benefit from these plans would have been approximately 32% of his final average earnings, payable as a straight life annuity commencing at his normal retirement age of 62. For this purpose, his final average earnings would be the average of the highest five of his final ten years of service and compensation considered in the average includes base salary plus annual bonus, including deferrals. Long-term incentive compensation, special bonuses, non-cash compensation, and all other compensation would be excluded. Mr. Hansen’s 2005 considered earnings were $508,000 and his current average earnings are $375,000. On March 4, 2006, The Bon-Ton Stores, Inc., as part of its acquisition of the Company’s Northern Department Store Group, acquired the assets and assumed the liabilities of the CPS Pension Plan. Mr. Hansen continues as a participant in the CPS Pension Plan. The Bon-Ton Stores, Inc. also assumed all liabilities of the SERP except for obligations to Mr. Hansen and another executive of the Company, and upon the assumption Mr. Hansen’s participation in the SERP terminated.

Employment Agreements

During 2005, all of the Named Executive Officers were employed pursuant to agreements with the Company. Each Employment Agreement sets forth the Named Executive Officer’s minimum base salary, bonus potential, entitlement to participate in the Company’s benefit plans, equity awards, severance benefits and change-in-control protections. The Employment Agreements have the following expiration dates: Mr. Martin, October 1, 2008; Mr. Coggin, March 15, 2006 (expired); Mr. Coltharp, March 15, 2006 (expired); Mr. Hansen, June 20, 2006, and Messrs. Sadove and Wills, no termination date.

The minimum base salaries for the Named Executive Officers specified in their Employment Agreements are: Mr. Martin, $1,000,000; Mr. Sadove, $980,000; Mr. Coggin, $800,000; Mr. Coltharp, $550,000; Mr. Hansen, $272,645; and Mr. Wills, 425,000. Each of the Employment Agreements provides bonus opportunities for the Named Executive Officers. Mr. Martin’s annual bonus potential is 100% of his base salary for target achievement of applicable performance measures and up to 200% of base salary for maximum achievement of applicable performance objectives, in each case determined in accordance with the Company’s 2003 Senior Executive Bonus Plan. Mr. Sadove’s standard bonus potential under his Employment Agreement is 70% of base salary for achievement of specific financial plans with the potential of 140% of base salary for breakthrough results, as determined in advance by the Human Resources and Compensation Committee. The target annual cash bonus for achieving plan for Mr. Coggin is 50%, Mr. Coltharp is 40%, Mr. Hansen is 40%, and Mr. Wills is 40% under their respective Employment Agreements, each with an opportunity to earn more than the target bonus. In addition to his salary and bonus, unless his employment is terminated for cause, Mr. Martin is entitled to receive $50,000 annually for fourteen years ending December 31, 2018 in lieu of the Company’s obligation under his prior Employment Agreement to pay split-dollar life insurance premiums. For information concerning 2005 annual cash bonuses for Messrs. Martin and Coltharp see “Report of the Human Resources and Compensation Committee of the Board of Directors on Executive Compensation.”

Under his prior Employment Agreement, Mr. Martin received 250,000 shares of Common Stock in the form of restricted stock that will vest on May 31, 2006, provided that he does not voluntarily end his employment prior to that date. Mr. Martin’s prior Employment Agreement provided that he had the opportunity to earn up to 500,000 additional shares depending on the average of the closing prices for the Company’s Common Stock during the twelve-month period ending May 31, 2006 (the “Average Closing Price”). This obligation has been carried over into Mr. Martin’s current Employment Agreement, and the performance targets to earn the shares have been adjusted to reflect the $2.00 per common share cash dividend paid by the Company to shareholders of record on April 30, 2004. The adjusted threshold for earning any shares is an Average Closing Price of $15.68, with 100,000 shares to be earned if the Average Closing Price is more than that amount. 500,000 shares will be earned if the Average Closing Price is $26.14 or higher. Shares will be pro rated for Average Closing Prices between those prices and will be awarded pursuant to the 2004 Plan. The Board of Directors has approved an adjustment to the number of shares subject to agreements by the Company to award in the future performance shares (which includes the Company’s agreement to award Mr. Martin 500,000 performance shares) to reflect the declaration by the Board of a $4.00 special cash dividend payable on May 1, 2006 to shareholders of record on April 14, 2006. The Human Resources and Compensation Committee will determine whether the number of shares subject to the award should be adjusted to reflect the $2.00 special cash dividend declared and paid in 2004. The Human Resources and Compensation Committee will also determine whether the adjusted threshold for earning any shares should be readjusted to reflect the payment of the $4.00 special cash dividend. Notwithstanding that the terms of this award are set forth in Mr. Martin’s Employment Agreement, this award has not yet been granted by the Human Resources and Compensation Committee. Beginning with the Company’s 2005 fiscal year, Mr. Martin is entitled to receive 40,000 performance shares annually pursuant to the 2004 Plan. The performance shares will have a one-year performance period and will include performance targets and performance measures determined by the Human Resources and Compensation Committee. If the Human Resources and Compensation Committee determines that an award has been earned in whole or in part, the shares will vest on the last day of the fiscal year following the fiscal year used as the performance period if Mr. Martin is continuously employed by the Company to that date. In 2005, Mr. Martin began receiving an annual award of 5,000 shares of restricted stock under the 2004 Plan. Each 5,000 share award will fully vest on the third anniversary of the award date if he has been continuously employed by the Company to that date. For information concerning the number of shares received by Mr. Martin with respect to his 2005 40,000 performance share award see “Report of the Human Resources and Compensation Committee of the Board of Directors on Executive Compensation—CEO Compensation.”

Mr. Sadove received options to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price equal to the greater of $9.875 or the average closing price of the stock for the first two weeks after his start date (January 7, 2002). The options were granted pursuant to the Company’s 1994 Long Term Incentive Plan. With respect to these options, 20% became exercisable on the six-month anniversary of his employment start date and 20% became exercisable on each of the first, second, third, and fourth (January 7, 2006) anniversaries of his employment start date.

Mr. Coggin and Mr. Coltharp have each been granted 50,000 shares of the Company’s Common Stock, which shares will vest on November 1, 2012 if the executive remains employed by the Company on that date. One-third of the shares may be earned and the vesting accelerated based on the Company’s earnings per share for each of fiscal years 2004 and 2005. The Human Resources and Compensation Committee sets the earnings per share targets at the beginning of each fiscal year. The executive will earn 100% of the eligible shares for a fiscal year upon the Company achieving the earnings per share target, and he will earn 50% of the eligible shares upon the Company achieving 85% of the target. Shares will be prorated between those two levels. In addition, Mr. Coltharp received a grant of 50,000 shares of restricted stock on November 1, 2002, of which 16,667 shares vested on November 1, 2003, 16,667 shares vested on November 1, 2004 and 16,666 vested on November 1, 2005. Mr. Hansen received a grant of 10,000 shares on September 2, 2003, of which 3,333 shares vested on September 3, 2004 and September 3, 2005, and 3,333 shares will vest on September 3, 2006 if he remains employed by the Company on that date. Mr. Wills received a grant of 20,000 shares of restricted stock on May 11, 2005, 10,000 shares of which will vest on May 11, 2007 and the remaining 10,000 shares of which will vest on May 11, 2008 if he remains employed by the Company to those dates.

In addition to the compensation and benefits described above, each Named Executive Officer will be entitled to participate in each employee benefit plan and to receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Martin is also entitled to receive (1) appropriate security for his residences or reimbursement for the cost of such security, (2) long-term disability insurance providing for a benefit of $30,000 per month for his lifetime to age 65, (3) reimbursement of the cost of an annual physical examination, (4) $50,000 annually for 14 years unless the Company terminates Mr. Martin’s employment for Cause and except in the event of Mr. Martin’s death, which payments the Company has agreed to make as a continuation of the Company’s agreement contained in the prior agreement (in lieu of payments for split-dollar life premiums). Mr. Sadove is entitled to reimbursement for reasonable tax and financial planning services, and transportation or a transportation allowance. Mr. Coltharp is entitled to reimbursement for reasonable tax services. See “Pension Plan” for a description of Mr. Hansen’s SERP benefit. Mr. Wills participates in the Company’s retention bonus program with respect to the Company’s Parisian business as a result of his prior position with the Company.

Each Employment Agreement contains severance provisions in the event that the Named Executive Officer’s employment is terminated without “cause.” Messrs. Martin and Sadove each may terminate his employment relationship for “good reason.” Mr. Martin’s Employment Agreement defines “good reason” as a Change in Control, if Mr. Martin terminates his employment after the first anniversary of the Change in Control, and mandatory relocation of Mr. Martin’s principal place of employment from the Memphis, Tennessee area. Mr. Sadove’s Employment Agreement defines “good reason” as a demotion from his position as Vice Chairman of the Company, required relocation from the New York, New York area, and a Change in Control. Under these circumstances, the Employment Agreements generally provide for the acceleration of equity grants and a lump-sum cash payment. If Mr. Martin’s employment is terminated without “cause” or he terminates his employment for “good reason,” he is entitled to (i) a sum equal to three times his base salary if his employment is terminated prior to a change of control, (ii) to the extent permitted by the Company’s applicable plans, immediate vesting of all options, performance share awards, and restricted stock awards with the ability to exercise the options for the shorter of two years or the original expiration period of the option, (iii) participation in the Company’s health plans, with family coverage, for his life, and following his death, participation in the Company’s health plans for his then spouse and children under the age of 21 for one additional year, except if and during a period he is working full time for a third party providing health plans comparable to the Company’s health plans, he will not be entitled to participate in the Company’s health plans, (iv) reimbursement of reasonable costs for an off-site office and full-time secretarial services for the longer of three years or the remaining term of his Employment Agreement, and (v) associate merchandise discount privileges for merchandise purchased from the Company for his lifetime. If Mr. Sadove’s employment is terminated without “cause” or he terminates his employment for “good reason,” he is entitled to (i) a cash payment of three times his base salary then in effect plus three times an imputed bonus of 30% of base salary, (ii) immediate vesting of all options with one year to exercise those options, (iii) immediate vesting of all restricted stock awards, and (iv) continuation in the Company’s medical plans for three years. Prior to his resignation, if Mr. Coggin, Mr. Coltharp, or Mr. Hansen’s employment is terminated without “cause,” he will be entitled to receive his base salary through the end of the term of his Employment Agreement (in a lump sum). In the event such termination occurs during the final two years of Mr. Coggin’s or Mr. Coltharp’s Employment Agreement or thereafter if he is working without an agreement, he will be entitled to receive two years of base salary and will have one year after termination to exercise any vested options. If termination of Mr. Hansen’s employment occurs during the final eighteen months of his Employment Agreement or thereafter if he is working without an agreement, he will be entitled to receive eighteen months of base salary. If Mr. Will’s employment is terminated by the Company prior to, and not in anticipation of, a Change in Control, or by Mr. Wills for “good reason,” he will be paid an amount equal to two times his base salary. “Good reason” is defined as the relocation of Mr. Wills’s principal place of business from the Birmingham, Alabama area.

Each Employment Agreement also includes change-in-control provisions. A “Change in Control” generally means: (i) the acquisition of 25% or more of the combined voting power of the Company’s outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the outstanding voting securities of the Company or any successor entity, or (iii) during any period of two consecutive years, the failure to elect a majority of the individuals constituting the Board of Directors of the Company at the beginning of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A “Potential Change in Control” generally means: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company’s Directors of a resolution to the effect that a potential change in control of the Company has occurred.

In the event of a Change in Control, any options and restricted stock granted to the Named Executive Officers prior to such Change in Control will immediately vest to the extent permitted by the Company’s 1994 Plan, the 1997 Plan, and the 2004 Plan. If Mr. Martin terminates his employment for “good reason,” as defined in Mr. Martin’s Employment Agreement, after the first anniversary of a Change in Control, or if he is terminated without “cause” following a Change in Control, he will receive three times the sum of his annual base salary plus his target bonus potential, both as then in effect and the other severance benefits described above. If Mr. Sadove terminates his employment for “good reason” after a Change in Control or his employment is terminated by the Company in connection with a Change in Control or Potential Change in Control, he will receive the severance payment described above, will be entitled to continuation in the Company’s health plans for three years at no cost, and will become vested in the Company’s deferred compensation plan at the retirement rate. For each of Messrs. Coggin, Coltharp, and Hansen a termination of employment by the executive for “good reason” after a Change in Control, or a termination of employment by the Company in any way connected to a Change in Control or Potential Change in Control, entitles the executive to three times his base salary then in effect and continuation in the Company’s health plans for three years at no cost to the executive. The Employment Agreement for each of Messrs. Coggin, Coltharp, and Hansen defines “good reason” as mandatory relocation from their primary place of employment, a reduction in status or duties as a result of a Change in Control, and termination by the executive during the 13th month after a change in control which the executive deems “good reason.” If Mr. Wills’s employment is terminated in anticipation of, or on or after, a Change in Control, he will be paid an amount equal to the sum of three times his base salary and his target bonus potential amount for the fiscal year during which the Change in Control occurs multiplied by a fraction the numerator of which is the number of days elapsed during the fiscal year to and including the effective date of the Change in Control and the denominator of which is 365, and he will be entitled to participate at no cost in the Company’s health plans, with family coverage, for three years from the date of termination.

If any payment, right or benefit paid to a Named Executive Officer by the Company is treated as an “excess parachute payment” under Section 280(G)(b) of the Internal Revenue Code, the Company will indemnify and hold harmless and make whole, on an after-tax basis, the Named Executive Officer for any adverse tax consequences, including but not limited to providing to the Named Executive Officer on an after-tax basis the amount necessary to pay any tax imposed by Internal Revenue Code Section 4999.

Each of the Employment Agreements contains non-competition covenants following termination of employment.

Indemnification Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of the Company’s non-employee Directors and each of the Named Executive Officers (each an “Indemnitee”). Each of the Indemnification Agreements provides, among other things, that the Indemnitee shall have a contractual right (i) to indemnification to the fullest extent permitted by applicable law for losses suffered or expenses incurred in connection with any threatened, pending, or completed litigation or other proceeding relating to the Indemnitee’s service as a director or officer of the Company, (ii) subject to certain limitations and procedural requirements, to the advancement of expenses paid or incurred in connection with such litigation or other proceeding, (iii) to certain procedural and other protections effective upon a change in control of the Company, including but not limited to the creation of a trust for the benefit of the Indemnitee, and (iv) to coverage under the Company’s directors’ and officers’ insurance policy, to the extent that the Company maintains such an insurance policy. Prior to entering into the Indemnification Agreements, the Company agreed to advance legal expenses incurred by Messrs. Coltharp, Hansen, and Martin after the Company’s Board of Directors determined that Messrs. Coltharp, Hansen, and Martin were entitled to advancement of expenses under Tennessee law.

Certain Relationships and Related Transactions

Brian J. Martin, a brother of R. Brad Martin, the Company’s Chairman of the Board, was employed by the Company until June 17, 2005. During 2005, he received salary of $47,836, realized proceeds of $1,698,615 from the exercise of employee stock options granted prior to May 4, 2002, and received other benefits valued at $6,558 for federal income tax purposes.

Jeffrey C. Martin, a Senior Vice President of the Company and a brother of R. Brad Martin, is employed by, and primarily performs government relations services for, the Company. During 2005, he received salary of $180,203 and realized proceeds of $605,861 from the exercise of employee stock options granted prior to May 2, 2002. Mr. Martin’s grant in 2004 of 7,500 performance shares was cancelled because the Company did not meet the cumulative EBIT performance measure for the award. Since October 15, 2005 Mr. Martin’s annual base salary has been $25,000. During 2005 the Company incurred expenses of $57,000 with respect to Mr. Martin’s medical insurance claims.

Jeffrey C. Martin also was of counsel to Goodwin Proctor LLP, a law firm, until October 1, 2005. For 2005, the Company paid Goodwin Proctor LLP $67,790 in fees and disbursements for litigation defense, legal compliance, and governmental relations services and for reimbursement of support services provided to Jeffrey C. Martin in his capacity with the Company. The Company believes that payments made to Goodwin Proctor LLP were not greater than payments that would have been made to comparable firms to obtain similar services.

James A. Coggin, Jr., an adult son of James A. Coggin, a Named Executive Officer, is employed by the Company as Vice President-Energy Procurement. During 2005 he received salary of $175,949 and realized proceeds of $30,099 from the exercise of employee stock options. He received a bonus of $13,261 for his services during 2005. Mr. Coggin’s grant in 2004 of 7,500 performance shares was cancelled because the Company did not meet the cumulative EBIT performance measure for the award.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.

To the Company’s knowledge, based solely on a review of reports filed during or with respect to 2005 by the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock, and written representations by Directors and executive officers that no other reports were required to be filed, all Section 16 filing requirements applicable to the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock were satisfied, except that (a) due to a broker or reporting-person error, the Company filed late three Forms 4 on behalf of Douglas E. Coltharp and one late Form 4 on behalf of each of Kevin Wills and Stanton J. Bluestone, and (b) due to an incorrect interpretation of applicable legal requirements, the Company filed late two Forms 4 on behalf of each of James A. Coggin and R. Brad Martin, and one late Form 4 on behalf of each of Douglas E. Coltharp, Charles J. Hansen, and Stephen I. Sadove.

Comparison of Five-Year Cumulative Total Return

The following graph and table compare cumulative total shareholder return among the Company, the S&P Midcap 400 Index, the S&P Retail Stores—Department Index, and a Retail Peer Group Index (weighted by market capitalization and consisting of the Company; Dillard’s, Inc.; Federated Department Stores, Inc.; Nordstrom, Inc.; J.C. Penney Company, Inc.; and, through the fiscal year ended January 29, 2005, The May Department Stores Company and The Neiman Marcus Group, Inc., both of which were acquired in 2005 and are no longer public companies) assuming an initial investment of $100 and reinvestment of dividends.

Description	Starting Basis 2/3/01	2/2/02	2/1/03	1/30/04	1/29/05	1/28/06
Saks Incorporated	$100.00	$72.49	$63.97	$122.74	$112.72	$155.28
S&P Midcap 400	$100.00	$98.32	$82.19	$117.31	$128.45	$158.23
S&P 500 Department Stores	$100.00	$110.07	$75.25	$102.62	$120.84	$141.10
Retail Peer Group	$100.00	$106.39	$72.28	$122.19	$153.37	$214.10

Report of the Human Resources and Compensation Committee of

the Board of Directors on Executive Compensation

Executive Compensation Policies

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) is composed of the following Directors none of whom is an employee of the Company and all of whom are independent as determined in accordance with the rules of the New York Stock Exchange: Christopher J. Stadler, Chair of the Committee; Robert B. Carter; Julius W. Erving; Donald E. Hess; and Nora P. McAniff (see “Director Independence”). In accordance with the Committee’s Charter, the Committee determines the Chief Executive Officer’s compensation and conducts an extensive evaluation of his annual performance. The Committee also reviews and approves the compensation of the Company’s executive officers, including the Named Executive Officers, and approves the amount and form of equity compensation for all associates. The

Committee has retained the independent compensation consulting firm of Frederic W. Cook & Co., Inc. to provide advice and counsel on matters relating to executive compensation. As of the end of 2005, Frederic W. Cook & Co., Inc. does not otherwise perform services for the Company.

The Committee’s compensation policies applicable to the Company’s executive officers, including the Named Executive Officers, are designed to provide a compelling incentive to the Company’s executive officers to achieve the Company’s business objectives and financial performance goals: to align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders; and to enable the Company to attract, retain, and reward talented executives who will contribute to the Company’s long-term success. In addition to the key objectives of emphasizing pay-for-performance and maintaining competitiveness in the market for top talent, the Company’s compensation programs reinforce the importance of executives establishing and maintaining meaningful levels of share ownership. The Company also believes that the role of the Committee, comprised solely of independent directors, in determining and administering pay for the Named Executive Officers, as aided by the advice and counsel of an independent compensation advisor, is in keeping with corporate governance best practices.

The Company’s compensation strategy applicable to its salaried associates is to provide the following, taking into account individual job responsibilities and personal and corporate performance:

•	base salaries that are comparable to the median ranges of market compensation for comparable positions (based upon data from independent resources and including the companies in the Peer Group (the “Peer Group”) identified in the section entitled “Comparison of Five-Year Cumulative Total Return”);

•	annual cash-bonus incentives that reflect annual operating performance; and

•	performance-based equity incentives that relate to longer-term shareholder value creation.

The Committee seeks to ensure that a substantial portion of total compensation paid to the Named Executive Officers and other executive officers is performance based, consisting of annual cash bonuses and, within the limits established by the 2004 Plan approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders, performance-share awards. Performance-based compensation is directly linked to the achievement of clearly defined financial measures and in some cases to the achievement of corporate objectives and/or personal goals. The Committee believes that the Company’s achievement of the established financial measures and personal goals will in large part directly reward the Company’s shareholders. If the Company does not meet the established performance measures, performance-based compensation is appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved.

During 2005 and 2006 to the date of this proxy statement, all equity awards made by the Committee to the Named Executive Officers were performance based, except for awards of 20,000 shares of time-vested restricted stock to Kevin G. Wills upon his promotion to Executive Vice President of Finance and Chief Accounting Officer, and 5,000 shares of time-vested restricted stock to R. Brad Martin pursuant to his Employment Agreement.

Base Salary Increases

During 2005 the Committee approved merit increases for the executive officers, including the Named Executive Officers, of 3.5%. These increases reflected the Company’s results of operations and the Committee’s intent to maintain base salaries for the executive officers in the median ranges of market compensation for comparable positions (including the companies in the Peer Group).

Annual Cash Bonuses

For purposes of the Company’s annual cash bonus plan, the Committee establishes performance measures for executive officers, including the Named Executive Officers. The Committee establishes these performance measures for a fiscal year shortly after the beginning of the year. Following the close of a fiscal year and based on the Company’s consolidated results of operations for the fiscal year, the Committee measures the Company’s actual performance against the established performance measures.

For 2005, the Committee established “earnings before interest, taxes, and certain items” (“EBIT”) at specified levels for the total Company (25% weight), for Saks Fifth Avenue Enterprises (25% weight), and for

Saks Department Store Group (25% weight), and the accomplishment of key corporate objectives (25% weight) as the annual-bonus performance measures for the executive officers, including the Named Executive Officers. Based on the Company’s consolidated results of operations for 2005, the Committee determined that the Company had not achieved the 2005 EBIT performance targets for the total Company or SFAE. The Company did perform well relative to the 2005 EBIT objective for Saks Department Store Group and performed very well against key corporate objectives. The bonus awards reported in the Summary Compensation Table reflect the weighted performance results versus the 2005 objectives. Mr. Wills, whose performance objectives for 2005 were based on implementing and monitoring the Company’s internal controls and financial processes and procedures, was assessed to have achieved an outstanding level of performance as is reflected in the bonus he was awarded for 2005. As initially disclosed in the Company’s Annual Report on Form 10-K for 2004, following completion of an internal investigation by the Audit Committee of improper conduct by individuals employed by the Company’s Saks Fifth Avenue business (the “Internal Investigation”), the Board of Directors determined that 50% of the 2005 bonuses awarded to Messrs. Martin and Coltharp would be forfeited. The bonus amounts reported in the Summary Compensation Table reflect the fact that the Committee withheld 50% of the 2005 bonuses earned by Messrs. Martin and Coltharp.

Stock-Incentive Awards—General

Historically, the Committee has provided long-term incentives by making stock option and restricted stock awards. The Committee has established the exercise prices for outstanding stock option awards at the market price on the date of the grant, which results in realizable value only if the price of the Company’s common stock increases. Pursuant to Board policy, the Committee will not “reprice” stock option awards in the event the market price of the Company’s stock declines. Most stock option awards vest in five installments over four years, and the awards expire after seven or ten years. Unvested stock option awards generally are forfeited if the executive’s employment is terminated. During 2005, the Committee did not grant stock option awards. As described below, the Committee has adopted a 2004-2005 Long-Term Incentive Program and a 2005-2006 Long-Term Incentive Program that provide for performance-based equity awards. The Committee adopted these programs to replace the Committee’s prior practice of granting, based on performance, annual stock option awards and its prior practice of granting, with several exceptions, restricted stock awards. The Committee will continue to monitor competitive compensation practices and trends to ensure that the current mix of incentives is appropriate and will make adjustments, as it deems necessary, to best serve the interests of the Company.

In 2002, the Committee made restricted stock “TARSAP” awards to several executive officers that will fully vest on the tenth anniversary of the grant date if the executive officer remains employed by the Company on that date, but are subject to accelerated vesting in one-third installments if the Company achieves an EBIT performance measure established by the Committee for 2004 and 2005 and are subject to accelerated vesting in full upon the occurrence of specified events. Based on the Company’s consolidated results of operations for 2005, the Committee determined that the Company had not achieved the requisite 2005 EBIT performance measure and that the 2005 one-third installments had not vested.

Long-Term Incentive Programs

In April 2004, the Committee approved a 2004-2005 Long-Term Incentive Program (the “LTI Program”) for executives at the Vice President level and above, with a portion of the total awards to be set aside for other high-potential associates. Messrs. Coggin, Hansen, Wills, Coltharp, Martin, and Sadove and other executive officers participated in the LTI program, which was intended to provide an equity-based reward for competitively superior long-term earnings growth.

The LTI Program included pre-established levels of cumulative EBIT for 2004 and 2005 as the performance measures for the Named Executive Officers participating in the LTI Program. The target-level performance measure for the program—achievement of the Company’s cumulative EBIT plan for 2004 and 2005—required an 18.5% compound annual growth rate in cumulative EBIT for those years. At the Committee meeting held on

March 20, 2006 the Committee determined, based upon the cumulative EBIT for 2004 and 2005, that the level of cumulative EBIT for 2004 and 2005 did not warrant a payout under the program to Messrs. Coggin, Coltharp, Hansen, Martin, Sadove, or Wills, and their performance shares were forfeited.

On June 23, 2005 the Committee approved a 2005-2006 Long-Term Incentive Program, and awards of performance shares were granted under this program to Messrs. Coggin, Coltharp, Hansen, Martin, Sadove, and Wills. Each award was made in accordance with the 2004 Plan and 520,000 shares were awarded pursuant to this program. The performance shares subject to each award relate to a performance period consisting of 2005 and 2006, although the shares may vest earlier or be forfeited as provided in the Performance Share Agreement for the award. Vesting of the shares that comprise the awards is subject to the achievement, as determined by the Committee in accordance with the 2004 Plan, of the following performance targets: management of corporate expenses to plan; management of capital expenditures to plan; execution of a transition services agreement to be entered into with Belk, Inc. as part of the sale of the Company’s McRae’s/Proffitt’s assets to Belk, Inc.; completion of the strategic alternatives process for the Company’s Department Store Group and the receipt of specified levels of gross proceeds in connection with such process; and appreciation in the price of the Company’s common stock ($19-threshold level, $20-target level, and $21-maximum level). Each of these five performance targets is weighted 20%. The Committee approved these awards to motivate the executive officers to achieve the indicated results that the Committee determined were of paramount operational and strategic importance to the Company and its shareholders.

On February 22, 2006 the Committee approved a 2006 Performance Share Program, and awards of performance shares were granted under this program to Messrs. Coggin (20,000 shares at target), Coltharp (17,500 shares at target), Hansen (12,500 shares at target) and, Wills (12,500 shares at target). Each award was made in accordance with the 2004 Plan. The performance shares subject to each award relate to the one-year performance period ending February 3, 2007, although the shares may vest earlier or be forfeited as provided in the Performance Share Agreement for the award. Vesting of the shares that comprise the awards granted to Named Executive Officers is subject to the achievement, as determined by the Committee in accordance with the 2004 Plan, of the following performance targets: (1) 75% of the Performance Share awards will be based on achievement of budgeted SFAE Division Operating Profit ; (2) the remaining 25% of the awards will be based on execution of a transition services agreements relating to divested businesses, successful outcome of the strategic alternatives process for Parisian, and corporate infrastructure restructuring. The performance shares awarded to Mr. Sadove include an additional one-year restriction period that will follow the Committee’s determination that shares have been earned, if any.

CEO Compensation

The Committee determines the compensation of Mr. Martin, who served as the Company’s Chairman and Chief Executive Officer until January 9, 2006 (and who continues as the executive Chairman of the Board), and Mr. Sadove, who became the Chief Executive Officer on January 9, 2006. Mr. Martin’s and Mr. Sadove’s compensation consists of three basic components:

•	base salary, which is set at the mid-point of salaries for positions in other companies (including those companies in the Peer Group) with similar responsibilities;

•	annual contingent bonus opportunities that are based on financial and operating performance measures; and

•	long-term equity incentives that are linked to the creation of shareholder value.

On December 8, 2004 the Company and Mr. Martin entered into an Amended and Restated Employment Agreement (the “Amended Agreement”). The Amended Agreement amended and restated Mr. Martin’s prior employment agreement dated April 18, 2003. For a summary of the specific provisions of the Amended Agreement see “Employment Agreements.” The Committee believes that the Amended Agreement effectively aligns Mr. Martin’s economic interests with the economic interests of the Company’s shareholders.

At the beginning of each fiscal year, the Committee, in consultation with Mr. Martin, creates and approves Mr. Martin’s performance objectives for the fiscal year. On June 23, 2005 the Committee increased Mr. Martin’s base salary to $1,035,000, a 3.5% increase. Similarly, Mr. Sadove has annual performance objectives which are reviewed and approved by the Committee. On June 23, 2005 the Committee increased Mr. Sadove’s base salary to $1,014,300, a 3.5% increase.

With respect to 2005 annual cash bonus for Mr. Martin and Mr. Sadove, the Committee established that Company and Division EBIT performance versus targeted earnings and achievement of pre-established corporate objectives would serve as performance measures that the Committee used to determine whether Mr. Martin and Mr. Sadove would earn the 2005 cash bonus. As with the other executive officers, for 2005 the Committee placed primary emphasis on financial measures of performance when determining the amount of bonus which would be earned in 2005. Based on the Committee’s determination that the 2005 EBIT performance measures for the Company and its SFAE division were not achieved, the Committee determined that Messrs. Martin and Sadove had only achieved a portion of their 2005 bonus based upon the accomplishment of their performance targets tied to EBIT for Saks Department Store Group and accomplishment of corporate objectives. In addition, a portion of the 2005 bonus earned by Mr. Martin was withheld by the Committee as described in the “Annual Cash Bonuses” portion of this report.

Mr. Martin’s annual cash bonus opportunity at the target level of performance is 100% of his base salary. At a meeting held on March 20, 2006, the Committee approved Mr. Martin’s 2006 personal objectives which will serve as the performance criteria for 25% of Mr. Martin’s 2006 annual bonus (the remaining 75% will be based on SFAE Division Operating Profit versus budget). The personal objectives will be weighted 10% on the satisfactory outcome on Parisian Strategic Objective, and 15%, in total, on the following objectives:

•	Effective transition and support of Mr. Sadove, including specific assignments on international and real estate matters;

•	Effective leadership of the Board of Directors’ governance processes;

•	Effective monetization and value creation from Club Libby Lu and other corporate assets/liabilities; and

•	Relationship management with major shareholders as requested by Mr. Sadove.

Mr. Sadove’s annual cash bonus opportunity at the target level of performance is 100% of his base salary. The Committee determined that Mr. Sadove’s 2006 annual bonus would be based on the following performance targets: (1) 75% of the annual bonus will be based on achievement of budgeted SFAE Division Operating Profit, and (2) the remaining 25% of the annual bonus will be based on execution of a transition services agreements relating to divested businesses, successful execution of the strategic alternatives process for Parisian, and corporate infrastructure restructuring.

With respect to Mr. Martin’s annual 40,000 share performance share award for 2005, the Committee determined that Mr. Martin had earned 27,500 shares for achieving performance measures and objectives established in his personal plan. As initially disclosed in the Company’s Annual Report on Form 10-K for 2004, the Board of Directors determined that Mr. Martin would forfeit 50% of these shares as a result of the Internal Investigation. As a consequence, the Committee withheld 13,750 of the shares earned under this award, and the remaining 26,250 shares were cancelled.

The Committee awarded Mr. Martin 40,000 performance shares for 2006 in accordance with his Employment Agreement. This award would be earned based upon achievement of the following performance measures:

•	20,000 shares based on achievement of SFAE Division Operating Profit and

•	20,000 shares based on satisfactory outcome of the Parisian strategic alternatives process and other specified strategic objectives.

At a meeting of the Committee held on June 7, 2004, the Committee approved, subject to the approval by the shareholders of the 2004 Plan (which approval the Company subsequently obtained), an award of 46,667 performance shares to Mr. Sadove. This award was in lieu of Mr. Sadove’s rights to receive 153,193 “reload” stock options, which rights arose upon Mr. Sadove’s exercise in November 2003 of stock options awarded to him in 2000 and 2002 to purchase a total of 198,967 shares of the Company’s Common Stock. At the time of Mr. Sadove’s exercise of his reload stock options, the Company did not have sufficient shares available for grant under the 1994 Plan and the 1997 Plan to satisfy Mr. Sadove’s rights to receive the 153,193 reload stock options. The performance share award provided that it would vest if at any time during the period from and including June 16, 2005 to and including June 17, 2009 the average of the closing prices of the Company’s Common Stock on the New York Stock Exchange for twenty consecutive trading days was $17.50 or greater. The award vested in July 2005. The Committee approved the Company’s reload stock option program in 1998. At that time the Committee determined that the grant of stock options with reload rights would encourage executive officers and other recipients to exercise vested options with a resulting increase in their direct share ownership of the Company’s Common Stock. The 2004 Plan does not authorize reload stock options.

At a meeting of the Committee held on June 7, 2004, the Committee approved, subject to the approval by the shareholders of the 2004 Plan, an award of 400,000 performance shares to Mr. Martin. This award was in lieu of Mr. Martin’s rights to receive 1,387,867 “reload” stock options, which rights arose upon Mr. Martin’s exercise in November 2003 of stock options awarded to him in 1995, 2000, and 2001 to purchase a total of 1,806,262 shares of the Company’s Common Stock. At the time of Mr. Martin’s exercise of his reload stock options, the Company did not have sufficient shares available for grant under the 1994 Plan and the 1997 Plan to satisfy Mr. Martin’s rights to receive the 1,387,867 reload stock options. The performance share award provided that it would vest if at any time during the period from and including June 16, 2005 to and including June 17, 2009 the average of the closing prices of the Company’s Common Stock on the New York Stock Exchange for twenty consecutive trading days was $17.50 or greater, and the award vested in July 2005.

At a meeting held on September 27, 2005, the Committee awarded Mr. Martin 5,000 shares of restricted stock that will fully vest on September 27, 2008 if Mr. Martin has been continuously employed by the Company to that date, subject to the occurrence of specified events. Similarly, on March 20, 2006, the Committee approved an award to Mr. Martin of 5,000 shares of restricted stock that will fully vest on March 20, 2009 if Mr. Martin has been continuously employed by the Company to that date, subject to the occurrence of specified events. These awards were made to Mr. Martin in accordance with his Employment Agreement.

On April 10, 2006 the Committee awarded Mr. Sadove 125,000 performance shares (83,333 shares for achievement of target-level performance). This award would be earned based upon achievement during 2006 of the following performance measures:

•	75%—achievement of specified Saks Fifth Avenue Enterprise division operating profit and

•	25%—achievement of the following key corporate objectives:

➢	Execution of the transition services agreements for divested businesses,

➢	Successful completion of the strategic alternatives process for the Company’s Parisian operating division, and

➢	Corporate infrastructure restructuring.

If the Committee determines that the shares subject to the award have been earned in whole or in part, the earned shares will vest on February 2, 2008 if Mr. Sadove has been continuously employed by the Company to that date, subject to the occurrence of specified events.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to the Named Executive Officers, unless the compensation constitutes “qualified performance-based compensation,” as defined in Section 162(m) of the Code. It is the Committee’s intention to utilize performance-based compensation in order to obtain deductibility of executive compensation, while providing a compensation program that will attract, retain, and reward the executive talent necessary to maximize shareholder return.

Human Resources and Compensation Committee

Christopher J. Stadler, Chair

Robert B. Carter

Julius W. Erving

Donald E. Hess

Nora P. McAniff

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes; the Company’s system of internal control; and the Company’s process for monitoring compliance with laws, regulations, and policies. The Board of Directors of the Company has adopted an Audit Committee Charter that describes the responsibilities of the Audit Committee.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended January 28, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU (S) 380).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements for the fiscal year ended January 28, 2006 in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

C. Warren Neel, Committee Chair

Stanton J. Bluestone

Michael S. Gross

Marguerite W. Sallee

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2006. The Company is asking the shareholders to ratify the Audit Committee’s appointment. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider the appointment.

PricewaterhouseCoopers LLP (or their predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THE SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION (ITEM NO. 2).

PricewaterhouseCoopers LLP Fees and Services in 2005 and 2004

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP for 2005 and 2004 were:

	January 28, 2006	January 29, 2005
Audit—Professional services for audits of the consolidated financial statements and internal controls of the Company (including $2,940,000 associated with the 2004 audit); for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q; and for the issuance of comfort letters and consents for financing transactions.	$4,890,000	$1,981,946

Audit-Related—Assurance and related services including benefit plan audits and audits related to business divestitures.	839,396	88,450

Tax—Tax return preparation and tax services for employee benefit plans.	—	2,265

All Other—All other services includes a license fee for a technical research application.	1,500	1,500

Total	$5,730,896	$2,074,161

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SHAREHOLDER PROPOSAL

The following proposal was submitted by a shareholder. We have included the proposal and supporting statement exactly as submitted by the proponent for the proposal. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have placed a box around material provided by the proponent.

PROPOSAL BY A SHAREHOLDER CONCERNING CUMULATIVE VOTING

(Item No. 3)

Ms. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 600 shares of the Company’s Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 31,156,484 shares, representing approximately 31.2% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal was submitted at the 2002, 2003, 2004, and 2005 Annual Meetings of Shareholders and was rejected by shareholders.

The Board of Directors believes that the present system of voting for Directors is more likely to assure that the Board will act in the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. Any director elected by such a narrow constituency could disrupt and impair the efficient functioning of the Board of Directors, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all shareholders. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective Board of Directors in which each Director represents the shareholders as a whole.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL (ITEM NO. 3).

Other Matters

On December 29, 2005 the Company received a letter from Barington Companies Equity Partners, L.P. stating its intention to nominate a person for election to the Board of Directors of the Company at the 2006 Annual Meeting. As of the date of this proxy statement, the Company has not received any further communications from Barington Companies Equity Partners, L.P. Apart from such letter and the matters described in this proxy statement, the Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Shareholders’ Proposals or Nominations for 2007 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company’s proxy mailed to shareholders in connection with the Company’s 2007 Annual Meeting must be received by Charles J. Hansen, the Company’s Executive Vice President, General Counsel, and Assistant Corporate Secretary, at 750 Lakeshore Parkway, Birmingham, Alabama 35211 by December 31, 2006. Under the Company’s bylaws, in order for a matter to be brought before the 2007 Annual Meeting, or for a shareholder to nominate persons for election to the Board of Directors at the 2007 Annual Meeting, the shareholder must give the Company notice at its corporate headquarters by December 31, 2006.

If you wish to make a nomination to the Board, your notice must include the following information: (a) the name, age, business address, and residence address of the nominee, (b) the principal occupation or employment of such person, (c) the number of shares of Common Stock of the Company that are beneficially owned by such person, (d) any other information about such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (e) the name and address of the shareholder giving notice, (f) the number of shares of Common Stock that are beneficially owned by such shareholder, and (g) descriptions of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder.

If you wish to propose an item of business, your notice must include the following information: (a) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and (d) any financial interest of the shareholder in such proposal.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on June 7, 2006, is available for inspection through the Annual Meeting date at the principal office of the Company, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for 2005, including the financial statements and schedules but excluding the exhibits thereto, required to be filed with the Securities and Exchange Commission, is being mailed with this proxy statement but is not to be considered as a part hereof.

By order of the Board of Directors,

Julia Bentley

Secretary

Birmingham, Alabama

May 1, 2006

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

750 Lakeshore Parkway Birmingham, Alabama 35211
P R O X Y

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 7, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R. Brad Martin and Julia A. Bentley, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock held of record by the undersigned on April 3, 2006 at the Annual Meeting of Shareholders of Saks Incorporated to be held on June 7, 2006, at 1:00 p.m., Eastern Time, or any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, in the following manner.

(Please sign and date the reverse side of this Proxy Card)

SEE REVERSE SIDE

Instructions for Voting Your Proxy

You have three ways to vote your shares:

• Through the Internet        • By Telephone (using a touch-tone telephone)        • By Mail (traditional method)

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. Regardless of which method you choose, your shares will be voted as you direct.

INTERNET VOTING	Available only until 5:00 p.m. Eastern time on June 6, 2006
•	Visit our Internet voting website at http://proxy.georgeson.com
•	Have your proxy card ready and follow the instructions on your screen
•	You will incur only your usual Internet charges.

TELEPHONE VOTING	Available only until 5:00 p.m. Eastern time on June 6, 2006
•	This method of voting is available for residents of the U.S. and Canada
•	On a touch-tone telephone, call TOLL FREE 1-800-790-3272, 24 hours a day, 7 days a week
•	Have your proxy card ready, then follow these instructions:

OPTION 1: To vote as the Board of Directors recommends on items 1 through 3, press 1

OPTION 2: If you choose to vote on each director nominee or each item separately, press 2

VOTING BY MAIL
•	Simply mark, sign and date your proxy card and return it in the postage-paid envelope
•	If you are voting by Internet or the telephone, please do not mail your proxy card

Our Annual Meeting of Shareholders will be held at 1:00 p.m. Eastern Time on June 7, 2006 at The Ritz-Carlton Buckhead located at 3434 Peachtree Road, Atlanta, Georgia 30326.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEM 3 AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3
Item 1.	ELECTION OF DIRECTORS: CLASS III (term expiring in 2009): Ronald de Waal, R. Brad Martin, C. Warren Neel, Marguerite W. Sallee, and Christopher J. Stadler	FOR all nominees listed		WITHHOLD AUTHORITY to vote for all nominees listed	Item 3.	PROPOSAL BY A SHAREHOLDER— Cumulative Voting for the Election of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		☐		☐

In their discretion, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of Notice of said Annual Meeting and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting.

	☐	FOR, except vote withheld from the following nominee(s): ______________________________________________________

Item 2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the independent registered public accounting firm of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

DATE: ___________________________________, 2006

Signature of Shareholder

(Signature of Shareholder (if held jointly))

PLEASE DATE THIS PROXY AND SIGN YOUR NAME OR NAMES EXACTLY AS SHOWN HEREON. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR FULL TITLE AS SUCH. IF THERE ARE MORE THAN ONE TRUSTEE, OR JOINT OWNERS, ALL MUST SIGN. PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.